EXHIBIT 26
        to Schedule 13D


                          ACKNOWLEDGEMENT AND AGREEMENT


         [SMI America, Inc.] (the "Seller") has agreed to sell to SUMITOMO CORPORATION (the "Buyer"), and the Buyer has agreed to purchase from the Seller, 3,328,220 shares (the "Shares") of common stock, par value $0.5 per share, of The LTV Corporation ("LTV") at an aggregate price of $1. The Buyer hereby acknowledges and agrees that (i) the Seller is a significant stockholder of LTV, has a representative serving on the Board of Directors of LTV, and also has a number of other contractual relationships with LTV including in respect of certain joint venture entities co-owned by affiliates of LTV and affiliates of the Seller, and (ii) the Seller may have had access to and knowledge of material nonpublic information regarding LTV and its affiliates, their respective financial conditions, results of operations, businesses, properties, assets, liabilities, management, projections, appraisals, plans, prospects and proposals. The Buyer further confirms that the Seller has not made available to the Buyer any information concerning LTV or its affiliates, and acknowledges and agrees that in deciding to purchase the Shares from the Seller it took into account the facts set forth in the immediately preceding sentence and fully factored such matters into the price and terms it was willing to pay for the Shares and that in deciding to purchase the Shares and in consummating such purchase, the Buyer is relying solely on information contained in SEC reports and from other publicly available sources, and is not relying upon the absence of any material nonpublic information within the knowledge of the Seller or any of its affiliates or upon any obligation or duty of the Seller or any of its affiliates to disclose to the Buyer any such material nonpublic information or any analysis or opinions derived therefrom. To the maximum extent permitted by applicable law, the Buyer (on its own behalf and on behalf of its affiliates) hereby waives and releases any claims, causes of action or other rights that it may have or may in the future have against the Seller or any of its affiliates arising out of the Seller's or any of its affiliates' access to or knowledge of any material nonpublic information regarding any of the matters described above, or any failure of the Seller or any o its affiliates to disclose any such information or any analyses or opinions derived therefrom to the Buyer in connection with the sale of the Shares by the Seller to the Buyer. The Buyer hereby specifically acknowledges and agrees that the Seller is not making any representations or warranties with respect to LTV, or its operations, properties, businesses, prospects or condition. The Buyer hereby represents and warrants to the Seller that the Buyer is a sophisticated investor that regularly invests and trades in securities, that it has consulted with experienced legal counsel in connection with the execution and delivery of this Acknowledgment and Agreement and in connection with its decision to purchase the Shares from the Seller on the terms set forth above, and that it has made a fully informed business and investment decision in executing and delivering this Acknowledgment and Agreement and in making such purchase.

         IN WITNESS WHEREOF, this Acknowledgment and Agreement has been executed and delivered by the Buyer by its duly authorized officer or agent as of DECEMBER 13, 2001.

                                     [Name of Buyer]


                                     By:  /s/ Tetsuro Fukumoto
                                         -------------------------------------
                                            Sumitomo Corporation
                                            Name:  Tetsuro Fukumoto
                                            Title: Investor Relations Dept.
                                                       General Manager